Exhibit 99.1

Investor Relations and Media Contact Christina Hachikian 847/653-7166

Taylor Capital Group Announces $35 million

Rights Offering and Special Meeting of

Stockholders

CHICAGO, IL – November 23, 2011 – Taylor Capital Group, Inc. (NASDAQ: TAYC) (the “Company”) announced today that it has filed a Prospectus Supplement to its Registration Statement on Form S-3 relating to a rights offering of $35.0 million of the Company’s common stock. The Company will distribute, on a pro rata basis, nontransferable subscription rights to purchase additional shares of stock to the holders of record of its common stock and certain other securities, as of 5:00 p.m., Eastern Time, on November 21, 2011. The subscription rights are exercisable beginning today and continuing until 5:00 p.m., Eastern Time, on December 14, 2011.

The Company also announced today that it has filed with the Securities and Exchange Commission a definitive proxy statement with respect to a special meeting of stockholders to be held at 9:00 a.m., Central Time, on December 27, 2011, on the ninth floor of the Company’s executive offices located at 9550 West Higgins Road, Rosemont, Illinois, 60018. At the special meeting, stockholders will be asked to consider amendments to the terms of the Company’s 8% Non-Cumulative, Convertible Perpetual Preferred Stock, Series C, and 8% Nonvoting, Non-Cumulative, Convertible Perpetual Preferred Stock, Series E, to provide the Company with the ability to convert the outstanding shares of such preferred stock into shares of the Company’s common stock and Nonvoting Convertible Preferred Stock, Series G, respectively, on or before December 31, 2011.

Mark Hoppe, President and Chief Executive Officer of Taylor Capital Group, said “Our management and Board of Directors evaluated our overall capital position and determined that it would be prudent to seek additional capital to provide us greater financial flexibility as we continue to pursue growth opportunities as well as further strengthen our financial condition, bolster our regulatory capital ratios and enhance our ability to serve as a source of strength for the Cole Taylor Bank.”

Harrison I. Steans, Chairman of the Taylor Capital Group Executive Committee, added, “Taylor Capital continues to make significant progress towards achieving its strategic goals. This capital raise is a strong endorsement by our investors of the organization’s management team which is successfully repositioning the balance sheet while strengthening and diversifying the earnings stream.”

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is a $4.5 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the banking needs of closely held businesses and the people who own and manage them. Cole Taylor is a member of the FDIC and an Equal Housing Lender.

Important Notice

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-171634) with respect to the proposed rights offering. Before you invest, you should read the prospectus and prospectus supplement and other documents the Company has filed with the Securities and Exchange Commission for more complete information about the Company and the rights offering.

You may obtain the foregoing documents, including the prospectus and prospectus supplement for free by visiting the Securities and Exchange Commission’s web site at www.sec.gov. In addition, copies of the prospectus and prospectus supplement for the rights offering may be obtained, from the information agent, Georgeson Inc., at (866) 828-4304. Investors should read the prospectus and prospectus supplement carefully before making any investment decision because these documents contain important information.